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                                  EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement"), dated as of November 25, 2002 by and between Advantage Marketing Systems Inc., an Oklahoma corporation (the "Company"), and David D'Arcangelo ("Executive") is set forth below.

         IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

         1. Employment. The Company hereby agrees to employ Executive as its President and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

         2. Term. The period of employment of Executive by the Company under this Agreement (the "Initial Term") shall commence on November 25, 2002 (the "Commencement Date") and shall continue through November 24, 2003; provided that this Agreement shall be automatically renewed for two (2) successive one
(1) year terms (the "Extended Terms") unless either party elects not to renew this Agreement by delivering written notice of its election to the other party no later than thirty (30) days prior to the end of the current term. The Initial Term and the Extended Terms, if any, shall collectively constitute the "Employment Period." The Employment Period may be terminated before the end of the Initial Term or the Extended Terms, if any, in accordance with Section 6 of this Agreement.

         3. Position and Duties. During the Employment Period, Executive shall report directly to the Chairman of the Company's board of directors (the "Chairman"). Executive shall have those powers and duties normally associated with the position of a President. Executive shall devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Sections 9(a), (b) or (c) of this Agreement, to
(i) serve on civic or charitable boards or committees and (ii) serve on the board of directors or other similar governing body of any other corporation or other business entity or trade organization.

         4. Place of Performance. The principal place of employment and performance of duties by Executive shall be at the Company's principal executive offices in Oklahoma City, Oklahoma. The Executive shall be permitted to commute between San Diego, California and Oklahoma City, Oklahoma for up to six (6) months of the Initial Term and shall review with the Chairman his continuing residence plan if he has not relocated in the greater Oklahoma City metropolitan area at the end of six months.

         5.       Compensation and Related Matters.

                  (a) Base Salary. During the Initial Term, the Company shall pay Executive a base salary at the rate of $180,000 per year ("Base Salary"). Executive's Base Salary shall be paid at $10,000 per month for the first 90 days, $20,000 per month for the second 90 days and $15,000 per month thereafter in accordance with the Company's customary payroll practices. Executive's Base Salary shall be subject to increase, but not decrease, pursuant to annual review by and in the discretion of the Board or on about the end of anniversaries of the Commencement Date. Such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

                  (b) The Company shall pay the Executive an annual incentive bonus of up to $200,000 contingent upon meeting certain performance goals, as follows: The Company shall pay Executive $50,000 in the event that the average closing price for the Company's common stock over any ten (10) trading days is $2.50 or more; The Company shall pay Executive $50,000 in the event that the Company has monthly revenue of $2,500,000 or more for two consecutive

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                  months; The Company shall pay Executive $50,000 in the event that the Company has quarterly earnings (before interest, income taxes, depreciation, amortization, stock expense and non-recurring charges) of $ 0.75 per share or more for two
                  (2) consecutive quarters; and the Company shall pay Executive $50,000 for every twelve (12) months of employment hereunder.

                  (c) Stock Option. The Company shall grant Executive a non-statutory option to purchase up to 700,000 shares of the Company's common stock at an exercise price of $1.40 per share, such price representing closing price for the common stock on the date of this Agreement. The option shall be on the terms and subject to the conditions set forth in the Option Agreement between Executive and the Company of even date herewith.

                  (d) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to executive officers of the Company or, alternatively, as approved by the Chairman.

                  (e) Vacation And Sick Leave. Executive shall be entitled to four (4) weeks vacation per every twelve (12) month period of employment hereunder. Executive shall also be entitled to leaves for illness or other incapacitation as is consistent with Executive's title and Employer's needs for Executive's services, except as otherwise provided for in Section 8(a).

                  (f) Welfare, Pension and Incentive Benefit Plans; Related Benefits. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided the applicable plans and programs) shall be entitled to participate in and be covered under any welfare benefit plans or programs maintained by the Company from time to time for the benefit of its similarly situated employees pursuant to the terms of such plans and programs, including, without limitation, any medical, life, hospitalization, dental, disability, accidental death and dismemberment and other insurance plans and programs. During the Employment Period, Executive shall also be eligible to participate in any pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of similarly situated employees. .

                  (g) Company Vehicle. The Company shall reimburse Executive for the continuing monthly lease payment, insurance and operating expenses of his Jaguar XK8 currently in his possession. At the end of the lease period the Company will provide, at its expense, a Company vehicle commensurate with the current vehicle.

         6. Termination. Executive's employment under this Agreement may be terminated during the Employment Period under the following circumstances:

                  (a) Death. Executive's employment under this Agreement shall terminate upon his death.

                  (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act), for a period of three (3) consecutive months, and the Company shall have the right to terminate Executive's employment under this Agreement for "Disability", by providing a thirty (30) day Notice of Termination to Executive pursuant to Section 7(a) and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement by the Company.

                  (c) Cause. The Company shall have the right to terminate Executive's employment at any time for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a

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                  breach of this Agreement by the Company. For purposes of this
                  Agreement, the Company shall have "Cause" to terminate Executive's employment upon:

                           (i) an act of dishonesty taken by Executive which results or is intended to result in improper personal enrichment of Executive and/or expense to the Company; or

                           (ii) Executive's failure to follow a direct, reasonable and lawful written order from the Board and/or the Chairman, within the reasonable scope of Executive's duties, which failure, if curable, is not cured within fifteen (15) days.

                  Cause shall not exist under paragraphs (i)or (ii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than three-fourths (3/4ths) of the Board (excluding Executive) at a meeting of the Board called and held for such purpose finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraphs (i) or (ii) and specifying the particulars thereof in detail. Such resolution may be sent to Executive prior to or contemporaneously with a Notice of Termination under Section 7(a).

                  (d) Voluntarily. Executive shall have the right to voluntarily terminate his employment under this Agreement.

         7.       Termination Procedure.

                  (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination due to death pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party in accordance with
                  Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (b)      Date of Termination. "Date of Termination" shall mean
                  (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated for Disability pursuant to Section 6(b), thirty
                  (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive's employment is terminated for Cause pursuant to Section 6(c), the date the Notice of Termination is sent to Executive, or (iv) if Executive's employment is terminated by Executive pursuant to Section 6(d), the date that the Company receives Executive's Notice of Termination or such later termination date as is set forth in such Notice of Termination.

         8. Compensation Upon Termination or During Disability. In the event of Executive's Disability or termination of his employment under this Agreement during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8, and the other agreements and plans referenced in this Agreement, constitute the sole compensation and damages for termination of his employment during the Employment Period. Executive also agrees that the Company shall have the right to deduct any amounts owed by Executive to the Company for any reason, including, without limitation, due to Executive's misappropriation of Company funds, from the payments set forth in this Section 8.

                  (a) Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness ("Disability Period"),

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                  Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                           (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of any Company disability programs;

                           (ii) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable business expenses incurred, but not paid, prior to such termination of employment; and

                           (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

                  (b) Termination By Company without Cause. If Executive's employment is terminated by the Company without Cause:

                           (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) Severance Pay, in equal monthly installments or a lump sum at the Company's discretion, according to the following schedule:

---------------------------------------------------------
Length of Employment                Months of Base Salary
---------------------------------------------------------
   1 - 6 months                            1 month
---------------------------------------------------------
   7 - 12 months                           5 months
---------------------------------------------------------
   13 - 24 months                          6 months
---------------------------------------------------------
   25 - 36 months                          12 months
---------------------------------------------------------

                           (ii) provided that if Executive has relocated his residence from San Diego, California to the greater Oklahoma City, Oklahoma metropolitan area prior to the date of the Notice of Termination, he shall be deemed to have and shall be paid Severance Payments as if he were employed by the Company at least seven
                           (7) months;

                           (iii) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable business expenses incurred, but not paid, prior to such termination of employment; and

                           (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

                  (c) Cause, Death or Voluntarily By Executive. If Executive's employment is terminated by the Company for Cause, due to Executive's death or voluntarily by Executive:

                           (i) the Company shall pay Executive (or his legal representative or estate) his Base Salary and his accrued vacation pay (to the extent required by law or the Company's vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination;

                           (ii) the Company shall reimburse Executive (or his legal representative or estate) pursuant to
                           Section 5(d) for reasonable business expenses incurred, but not paid, prior

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                           to such termination of employment, unless such
                           termination resulted from a misappropriation of Company funds; and

                           (iii) Executive (or his legal representative or estate) shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

         9. Confidential Information, Ownership of Documents and Other Items; Non-Solicitation of Employees and Business.

                  (a) Confidential Information. During the Employment Period and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its affiliates, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties under this Agreement.

                  (b) Removal of Documents; Rights to Products; Other Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business and its affiliates, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment under this Agreement, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company. Executive shall also return to the Company all Company-provided vehicles in his possession or control.

                  (c) Protection of Business. During the Employment Period and until the first anniversary of Executive's Date of Termination (regardless of the reason for termination of employment), the Executive will not, directly or indirectly, on his own behalf or behalf of any third party, solicit or attempt to induce any existing customers or accounts of the Company or its affiliates to cease doing business with the Company or its affiliates. During the same time period, Executive will not, directly or indirectly, on his own behalf or on behalf of any third party, solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company to be employed by Executive or a third party.

                  (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

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                  (e)      Continuing Operation. Except as specifically provided
                  in this Section 9, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

                  (f) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company related to the subject of this Section 9.

         10. Arbitration. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association or another national arbitration service that is mutually agreeable to the parties. The arbitration shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that the arbitrator(s) may allocate administrative and arbitrator fees, the parties' other costs and expenses of arbitration and the parties' attorneys' fees and require that such items be paid in any manner in which such item would have been allocated and ordered to be paid by a court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Section 9.

         11.      Successors Binding Agreement.

                  (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

         12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered

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         either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Executive:

         At his last known address
         evidenced on the Company's
         payroll records.

         If to the Company:

         2601 North West Expressway Suite 1210 West
         Oklahoma City OK 73112

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

         13. Taxes and Withholding. All payments hereunder shall be subject to tax in accordance with the federal Internal Revenue Code, as amended from time to time, and any applicable rules or regulations promulgated thereunder and in accordance with applicable state statutes, rules and regulations. All payments shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law, rule or regulation.

         14. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

         15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect of such subject matter.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                                JOHN W HAIL

                                                By: /S/ JOHN W. HAIL
                                                    ----------------
                                                Chairman of the Board

                                                /S/ DAVID D. D'ARCANGELO
                                                ------------------------
                                                DAVID D'ARCANGELO

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